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Exhibit 10.1

SECURED PROMISSORY NOTE

$750,000	Mountain View, California October 11, 2001

    FOR VALUE RECEIVED, Robert DeVincenzi ("Borrower"), an employee of Ditech Communications Corporation, a Delaware corporation ("Company"), hereby unconditionally promises to pay to the order of Company, in lawful money of the United States of America and in immediately available funds, the principal sum of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Loan") together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

    The intent of the parties is that the purpose of this Secured Promissory Note ("Note") is not for consumer, family or household purposes.

    This Note is executed and delivered in connection with that certain Account Control Agreement dated as of October 11, 2001 and executed by and among Borrower, Company, and Smith Barney, Inc. (as the same may from time to time be amended, modified or supplemented or restated, the "Agreement"). Additional rights of Company are set forth in the Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Agreement.

    1.  Definitions.  As used in this Note, the following terms shall have the following definitions:

    "Business Day" shall mean any day that is not a Saturday, Sunday, or other day that is a national holiday.

    "Cause" shall mean Borrower's (i) conviction of any crime involving dishonesty; (ii) participation in any fraud against the Company; (iii) serious misconduct or willful violation of the Company's policies, as determined by Company in its sole discretion; or (iv) conduct which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. Physical (excluding self-inflicted incapacitation) or mental disability shall not constitute Cause.

    "Good Reason" shall mean Borrower's good faith reason for electing to terminate his employment with Company because, in Borrower's reasonable discretion, Company has directed Borrower to violate a reasonable and customary code of business ethics so as to cause loss, damage, or injury to either (i) Borrower's reputation, (ii) the Company, or (iii) the property or reputation of a client of the Company.

    "Lien" shall mean any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

    "Obligations" shall mean the Loan, interest, fees, charges, expenses and attorney's fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Company of any kind and description pursuant to or evidenced by this Note and the Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

    "UCC" shall mean the Uniform Commercial Code as the same may from time to time be in effect in the state of California.

    2.  Principal Repayment.  The outstanding principal amount of the Loan shall be due and payable on November 1, 2004 (the "Maturity Date").

    3.  Interest Rate.  Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of four and fifty-nine hundredths percent (4.59%) per annum or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less (the "Interest Rate"). Interest shall be due and payable on the Maturity Date, compounds annually, and shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

    Any principal repayment or interest payment on the Loan hereunder not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at a rate equal to the Interest Rate plus two percent (2.0%).

    4.  Place/Manner of Payment.  All amounts payable hereunder shall be payable at the office of Company as set forth below unless another place of payment shall be specified in writing by Company.

      825 E. Middlefield Road
      Mountain View, CA 94043
      Attention: Chief Financial Officer

    5.  Application of Payments.  Payment on this Note shall be applied first to accrued interest, if any, and thereafter to the outstanding principal balance hereof.

    6.  Prepayment.  At any time, upon two (2) Business Days' prior written notice to Company, Borrower shall have the option to prepay, without payment or premium, the relevant principal amount due and owing hereunder, together with all interest accrued and unpaid on the amount to be prepaid as of the date of such prepayment, by paying a minimum amount of $50,000 or any multiple of $10,000 in excess thereof. Notwithstanding any partial prepayment made hereunder, the terms of this Note shall remain unchanged.

    7.  Secured Note.  The full amount of this Note is secured by the Assets identified and described in the Agreement. Borrower hereby grants to Company a valid, first priority, continuing security interest in all the presently existing or hereafter acquired Assets received into securities account number 81905401-1-5 maintained with Smith Barney, Inc. to secure prompt, full and complete payment of the Obligations.

    8.  Representations and Warranties.  Borrower hereby represents and warrants to Company that:

      (a) Borrower is the sole holder of record and the sole beneficial owner of all Assets pledged to Company by Borrower under Section 7 of this Note, free and clear of any (i) adverse claim, as defined in Section 8102(a)(1) of the UCC, and (ii) Liens, except for (x) the security interest granted to Company under this Note, and (y) Liens resulting from commissions, fees, or charges based upon transactions in the Account pursuant to the Section 2 of the Agreement (collectively, "Permitted Liens").

      (b) No effective security agreement, financing statement, equivalent security or lien instrument, control agreement, or continuation statement covering all or any part of the Assets exists, except for this Note and the Agreement.

      (c) This Note creates a legal and valid security interest on and in all of the Assets in which Borrower now has rights and all other actions necessary or desirable to perfect and protect such security interest have been duly taken. Accordingly, Company has a fully perfected first priority security interest in all of the Assets in which Borrower now has rights subject only to Permitted Liens. This Note and the Agreement will create a legal and valid and fully perfected first priority security interest in the Assets in which Borrower later acquires rights, when Borrower acquires those rights subject only to Permitted Liens.

    9.  Covenants.  Borrower covenants and agrees with Company that from and after the date of this Note and until the Obligations have been performed and paid in full:

      (a) Disposition of Assets.  Borrower shall not sell, lease, transfer or otherwise dispose of any of the Assets (each, a "Disposition"), or attempt or contract to do so, other than a Disposition approved of in writing by the Company prior to such Disposition.

      (b) Limitation on Liens on Assets.  Borrower shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Assets against and take such other action as is necessary to remove, any Lien on the Assets, except Permitted Liens.

      (c) Further Assurances.  At any time and from time to time, upon the written request of Company, and at the sole expense of Borrower, Borrower shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Company may deem necessary or desirable to obtain the full benefits of this Note, including, without limitation, executing, delivering and causing to be filed any financing or continuation statements (including "in lieu" continuation statements) under the UCC with respect to the security interests granted hereby. Borrower also hereby authorizes Company to file any such financing or continuation statement (including "in lieu" continuation statements) without the signature of Borrower.

    10. Default.  Each of the following events shall be an "Event of Default" hereunder:

      (a) Borrower fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

      (b) Borrower files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing;

      (c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower;

      (d) Any breach by Borrower of Section 9(a); provided, however Borrower shall have ten (10) Business Days to cure such breach by providing to the Company a written investment proposal satisfactory to the Company in its sole discretion designating cash or other securities to be deposited or maintained in the account subject to the Agreement to replace the Assets disposed of by Borrower;

      (e) Any breach by Borrower of any warranty, representation, or covenant (other than Section 9(a)) set forth herein or in the Agreement;

      (f)  Any report, information, or notice made to, obtained, or received by Company at any time after the date hereof indicating that Company's security interest in the Assets is not prior to all other security interests or other interests reflected in such report, information, or notice;

      (g) Borrower's employment by or association with Company is terminated for Cause or at Borrower's election for other than Good Reason; or

      (h) Death of Borrower.

    Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall automatically be immediately due, payable and collectible by Company pursuant to applicable law. Company shall have all rights and may exercise any remedies available to it under law, successively or concurrently.

    11. Waiver.  Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

    The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

    12. Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

    13. General Indemnity.  Borrower shall indemnify, defend, and hold Company and each of its respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses, and disbursements (including reasonable attorneys' costs) of any kind or nature whatsoever of or initiated by Borrower, his beneficiaries, or heirs which may at any time (including at any time following repayment or termination of the Loan) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Note or the Agreement, or any document contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any action taken or omitted by such Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation, or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Note or the Agreement, whether or not any Indemnified Person is a party thereto.

    14. Successors and Assigns.  The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof. Borrower shall not, without the prior written consent of holder, assign any of its rights or obligations hereunder.

BORROWER:	/s/ Robert DeVincenzi ROBERT DEVINCENZI
ACCEPTED AND AGREED:
COMPANY	DITECH COMMUNICATIONS CORPORATION, a Delaware corporation
/s/ William J. Tamblyn Name: William J. Tamblyn Title: Chief Financial Officer

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  Exhibit 10.1